AMENDMENT AND AGREEMENT



     This  Amendment and Agreement  is entered into  as of the  14th day of

December, 1994,  by and  between CULP,  INC., ROSSVILLE  INVESTMENTS, INC.,

ROSSVILLE  COMPANIES, INC.,  CHROMATEX, INC.,  ROSSVILLE VELOURS,  INC. and

RDC, INC.

     The purpose of this  agreement is to resolve  certain items that  have arisen out of the Asset Purchase Agreement (the "Agreement") by and between

Culp, Inc. ("Culp"), Rossville Companies, Inc., Chromatex, Inc.., Rossville

Velours, Inc. and A & E  Leasing, Inc. (now known as Rossville Investments,

Inc.,  and herein  referred  to as  "Rossville")  dated October  13,  1993.

Capitalized terms  not defined herein shall  have the same  meaning as that given to such terms in the Agreement unless the contest requires otherwise.

     Pursuant  to the  Agreement,  Culp has  delivered  the Buyer  Note  to

Rossville  in the original principal  amount of $9,632,724.   The principal

amount of the  Buyer Note is subject to adjustment pursuant to the terms of the Agreement, and the parties hereto have reached further agreements about the Buyer Note.

     1.   Section 1.7  of the  Agreement provides  that  the parties  shall agree on total amount of Returns and Uncollected Accounts and shall make an adjustment to  the Buyer  Note after  comparing the  amount of  Returns and

Uncollected Accounts  to the reserves  for such items  on the  Closing Date

Balance Sheet.   The parties have  agreed that the total  amount of Returns and Uncollected Accounts exceeds  the reserves on the Closing  Date Balance

Sheet  by $58,537,  and
therefore the  principal amount  of the  Buyer Note shall  be  reduced  by

$58,537  pursuant  to  Section  1.7(c)(ii)  of  the Agreement.

     2.   Section 7.2(c) provides  that the principal  amount of the  Buyer

Note will be reduced  by the amount of expenses incurred by  the parties to address  the matters  described  in that  Section,  subject to  a  $100,000

maximum  reduction.   To date,  Rossville has  incurred $53,825  to address

matters described  in Section  7.2(c), and   Culp  has incurred  $21,126 in

expenses to address such matters.  Further, the parties have agreed that at least $40,000 in  additional expenditures  will be required  on account  of these matters.  Therefore, the  principal amount of the Buyer Note  will be reduced by  $46,125 ($100,000 less the amount  of expenses paid directly by

Rossville) pursuant to Section 7.2(c) of the Agreement.  Any further claims or expenditures  that would have reduced the amount of the Buyer Note under

Section 7.2(c) but for the $100,000 limit contained in Section 7.2(c) will,

to the extent  such claims or  expenses relate to  matters also covered  by

Section  7.2(a), be  subject to  the $50,000  "basket" provided  in Section

7.2(a) before  any further reductions in  the amount of the  Buyer Note are made.

     3.   After the purchase of  certain assets by Culp from  Rossville and its affiliates  pursuant to the Agreement, an account payable in the amount of $4,415  by Rossville to Culp was created because of direct payments into

Rossville's bank accounts of receivables that were purchased by Culp.   For

this reason,  the principal  amount of  the Buyer Note  will be  reduced by

$4,415 in payment of this account owned by Rossville to Culp.

     4.   Pursuant to the Agreement,  Culp made certain payments on  behalf of Rossville  to pay  amounts  due to  factors owed  by  Rossville and  its affiliates.  The payment made to BNY Financial Corporation was insufficient because of late payment charges, and Culp was charged $4,335  on account of those charges.  The late payment charges paid by Culp will be reimbursed to

Culp by Rossville through a reduction  in the Buyer Note, and therefore the principal amount of the Buyer Note will be reduced by $4,335.

     5.   The Buyer Note provides  that if the principal amount  thereof is decreased because Returns and  Uncollected Accounts exceed the reserve  for such items on the Closing Date Balance Sheet, then the holder of  the Buyer

Note will make a refund to Culp of interest paid with respect to the amount of  such  decrease  from  the  Closing  Date  to  the  date  of  the  final determination of the amount of the decrease.  Through October 31, 1994, the amount of interest paid by Culp with respect to the Returns and Uncollected

Accounts adjustment is $4,248.  The principal amount of the Buyer Note will be reduced accordingly to account for this refund of interest.

     6.   The parties have agreed  that, after adjusting the amount  of the

Buyer Note  as described  above and  to account for  prior payments  on the

Buyer  Note, Culp will make a prepayment on  December 14, 1994 in an amount that will  reduce the outstanding  principal balance of  the Buyer  Note to

$1,000,000.  The calculation of the amount to be prepaid is as follows:

     $    9,632,724      original principal balance

            (58,537)     adjustment under paragraph 1 above

            (46,125)     adjustment under paragraph 2 above

             (4,415)     adjustment under paragraph 3 above

             (4,335)     adjustment under paragraph 4 above

             (4,248)     refund of interest (paragraph 5 above)

          9,515,064      adjusted principal balance

         (2,408,181)     payment on November 1, 1994

          7,106,883      adjusted principal balance after 11/1/94

                           payment

          1,000,000      amount to remain outstanding

     $    6,106,883      amount of prepayment on 12/14/94



Pursuant to this  agreement, (i) Culp will make a  payment of $6,106,883 on

December 14, 1994 as a prepayment of the Buyer Note; (ii) Culp will pay all accrued interest to the date of such prepayment  to the holder of the Buyer

Note; and (iii) the Buyer Note will be further modified as follows:

     (a)  The Contract Rate  will be changed from the Prime  Rate plus one-

          half of  one percent to the "Adjusted  LIBOR Rate" (as defined in the  1994 Amended and Restated Credit Agreement dated as of April

          15, 1994 by  and between Culp  and First  Union National Bank  of

          North  Carolina,  as  agent,  and other  parties,  including  any amendments thereto) plus one-half of one percent;

     (b)  Interest only will be payable quarterly; and

     (c)  The principal balance  of the Buyer Note will  be due and payable in full on  November 1,  1996, with no  other principal  payments required  during  the  period  from December  14,  1994,  through

          November 1, 1996.

     7.   The parties  acknowledge and  agree that certain  remedial action must  be taken  in  connection with  two underground  storage tanks  at the

Chromatex plant.   The existence of  these tanks was  not disclosed at  the

time of  the closing of the  acquisition under the Agreement.   The parties

agree  that  Culp's  costs in  taking  the  required  remedial action  will constitute a claim against  the Sellers and Rossville under  Section 7.2(a)

of the Agreement  in an amount not to exceed $25,000,  and such amount will

be applied against the $50,000 "basket" contained in Section 7.2(a).   Culp

further  agrees that it will not assert  further claims against the Sellers in connection with the  four underground storage tanks at  Chromatex plants

#1 and #2.

     8.   On  December 14,  1994,  at the  time  of making  the  prepayment described  in paragraph 6 above, Culp  will execute a Substitute Buyer Note in the principal amount of $1,000,000 and in the form of Exhibit A attached hereto,  and  will  deliver such  Substitute  Buyer  Note  to Rossville  in exchange for  the original  Buyer  Note, which  shall be  marked "paid  and satisfied in full" by Rossville and delivered to Culp.

     9.   In  connection with  the  agreements contained  herein, Culp  has agreed to lease extensions with the owners of the real property located in Rossville, Georgia and used in connection with the Business purchased pursuant  to the  Agreement  (referred to  herein  as the  "Rossville  Real

Estate").  The Sellers  have requested that  they be released from  certain liabilities under the Agreement  that relate to the Rossville  Real Estate,

in exchange  for  an acknowledgement  and agreement  by the  owners of  the

Rossville Real Estate that such owners will be responsible for the released

claims.   Therefore, Culp hereby  releases the  Sellers (as defined  in the

Agreement)  from  any claims  arising after  the  date hereof  against such

Sellers on  account of  (i) a  breach of the  representations contained  in

Section 3.22(a), 3.22(b)  or 3.22(c) of the Agreement solely  to the extent such  representations  relate  to  the  Rossville  Real  Estate,  (ii)  any

contamination  of  the  Rossville   Real  Estate  by  Hazardous  Materials,

specifically  including contamination  by asbestos,  or (iii)  any material deficiency in  the condition  of the Rossville  Real Estate  that does  not relate to Environmental Laws (the claims described in clauses (i), (ii) and

(iii) above  being  herein referred  to  as "Released  Claims");  provided,

however, that  this release shall  not apply to  any claims that  relate to conditions  caused  by the  activities of  the  Sellers while  such Sellers

operated  the Business at the  Rossville Real Estate.   Rossville (formerly

known  as A  & E  Leasing, Inc.  and defined  as the  "Shareholder"  in the

Agreement) and RDC,  Inc., the owners of the Rossville  Real Estate, hereby agree that  (i) Rossville will  be liable  for and will  hold harmless  and indemnify Culp for any and all Released Claims that relate in whole or in part to the portion of the Rossville Real Estate leased to Culp under the lease between  Rossville and Culp dated November 1, 1993 and (ii) RDC, Inc.

will be liable for  and will hold harmless and  indemnify Culp for any  and all Released Claims that relate in  whole or in part to the portion  of the

Rossville Real  Estate leased to Culp under the lease between RDC, Inc. and

Culp dated November 1, 1993.  This agreement is intended as a supplement to and is incorporated hereby into the leases between Culp, Rossville and RDC,

Inc. relating to the Rossville Real Estate.

     IN WITNESS WHEREOF, this Amendment and Agreement is executed as of the date first above written.



                                   CULP, INC.

                              By:    /s/ Franklin N. Saxon
                           Title:        Vice President and CFO



                                   ROSSVILLE INVESTMENTS, INC.
                                   (f.k.a. A & E Leasing, Inc.)

                              By:    /s/ Ronald Satterfield
                           Title:        President



                                   ROSSVILLE COMPANIES, INC.

                              By:    /s/ Ronald Satterfield
                           Title:        E.V.P.


(Signatures continued)

                                   CHROMATEX, INC.

                              By:    /s/ Ronald Satterfield
                           Title:        E.V.P.



                                   ROSSVILLE VELOURS, INC.

                              By:    /s/ Ronald Satterfield
                           Title:        E.V.P.



                                   RDC, INC.

                              By:    /s/ W. Frank Hutchinson
                           Title:        President

                                 EXHIBIT A


                         SUBSTITUTE PROMISSORY NOTE


$1,000,000                                               Rossville, Georgia
                                                          December 14, 1994

     FOR VALUE RECEIVED, the undersigned, Culp, Inc., a North Carolina corporation, (the "Maker") promises to pay to the order of Rossville Investments, Inc., a Georgia corporation (f.k.a. A & E Leasing, Inc.) (the "Lender"), the principal sum of ONE MILLION DOLLARS ($1,000,000), together with interest from date hereof until maturity, upon unpaid principal balances, at the rate hereinafter specified.

     Subject to the limitations hereinafter set forth, the disbursed and unpaid principal balances of the indebtedness hereby evidenced shall bear interest prior to maturity at a rate per annum which shall, from day to day, be equal to the lesser of (a) the maximum effective rate of interest (the "Maximum Rate") which the Lender may, from time to time, lawfully charge, or (b) a rate ("Contract Rate") equal to (i) one-half of one percent (.5%) per annum, plus (ii) the "Adjusted LIBOR Rate" as defined in the 1994 Amended and Restated Credit Agreement (the "Credit Agreement") by and between the Maker and First Union National Bank of North Carolina (the "Bank") and Wachovia Bank of North Carolina, N.A. dated April 15, 1994, each change in the rate of interest to be charged hereon to become effective, without notice to the undersigned, on the effective date of each change in the Maximum Rate or the Adjusted LIBOR Rate, as the case may be. The rate payable under this note on December 14, 1994 (Adjusted LIBOR Rate plus .5%) is 6.625%.

     Any payment not made when due and, in the event of the acceleration of the indebtedness evidenced hereby by reason of the Maker's default, the entire unpaid principal balance hereof, shall bear interest after maturity at the lesser of (i) the maximum effective contract rate of interest which the Lender may lawfully charge under applicable statutes and laws in effect at the time of any such default and (ii) the Adjusted LIBOR Rate (as periodically adjusted in accordance with the immediately preceding paragraph) plus three and one-half percent (3.5%) per annum.

     Said principal is payable in one installment on November 1, 1996; and said interest, upon unpaid principal balances, calculated as above provided, is payable quarterly on the first day of each and every quarter hereafter, commencing on the 1st day of February, 1995 with a final payment of all accrued and unpaid interest being due and payable on November 1, 1996.

     All installments of both principal and interest on this Note are payable at the office of Lender, at P.O. Box 487, Rossville, Georgia, 30741, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

     If:

          (i) the Maker shall fail to make payment of any installment of principal or interest, or any part thereof as above provided, or

         (ii) the Maker breaches any of the terms of the Asset Purchase Agreement (the "Asset Purchase Agreement") dated October 13, 1993 by and between the Maker and Lender which has a material adverse effect on the combined assets, operations or future prospects of the Maker, or

        (iii)  any of  the  representations  and  warranties  contained  in
Article IV of the Asset Purchase Agreement are breached or are inaccurate or false or untrue in any respect which breach or inaccuracy could have a material adverse effect on the combined assets, operations or future prospects of the Maker, or

         (iv) the Maker's "Funded Debt to Net Worth" ratio at any time is greater than 1.35 to 1, or

          (v) upon any default in full payment, promptly as and when due (whether by reason of demand, acceleration or otherwise), of any other indebtedness, liabilities or obligations of the Maker to the Lender or to Chromatex, Inc. or Rossville Velours, Inc., whether now existing or hereafter created or arising, or

         (vi) Maker shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Maker in which any order for relief is entered or which remains undismissed for a period of thirty (30) days or more; or Maker, by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or Maker shall generally not pay its debts as such debts become due; or

        (vii) a judgment or order for the payment of money in an amount in excess of Two Million Dollars ($2,000,000) is rendered and remains unsatisfied against the Maker or any Subsidiary and either
(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or


       (viii) the percentage of stock of the Maker owned by the Culp family as reported in public information filings is reduced below fifteen percent (15%); or

         (ix) Maker or any of its Subsidiaries enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndication or combination with any other person or entity or sell, lease, transfer or otherwise dispose of all or a substantial part (as defined in Subparagraph c below) of its assets (whether or not now owned or hereafter acquired) in any single transaction or series of related transactions, to any person or entity (other than acquisitions by Maker in which the Maker is the surviving entity), except that:

          (a) any Subsidiary may merge with the Maker, provided that the Maker shall be the continuing or surviving corporation or with any one or more other Subsidiaries;

          (b) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Maker;

          (c) Maker and its Subsidiaries may, in one (1) fiscal year, sell at then current market value assets (i) having a book value of less than twenty-five percent (25%) of the total consolidated book value of assets as of the end of the preceding fiscal year and (ii) which contributed less than twenty-five percent (25%) of the operating profits in the immediately preceding four fiscal quarters [a sale of more than such assets shall constitute a sale of substantially all of its assets for purposes of this Paragraph (ix)]; or

          (x) a default or an event of default occurs in connection with any Funded Debt which results in the Holder of such debt accelerating the maturity of such debt or otherwise declaring such debt due and payable;

then, if Buyer has not cured such default within ten (10) days of receipt of written notice of such default from Lender, and in any of such events, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the Lender, at once become due and payable, without demand or notice, the same being expressly waived.

     "Funded Debt" for purposes of this Note shall mean:

          (i) Indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms and accrued expenses in the ordinary course of business),
(ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments (including, but not limited to, the "Buyer Notes"),
(iii) financial obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principals, recorded as capital leases, and (iv) obligations under or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of indebtedness or financial obligations of others of the kinds referred to in Clauses (i) through (iii) above.

     "Net Worth" for purposes of this Note means the excess of book value of the assets of the Maker and its Subsidiaries over the Maker's and its Subsidiaries' liabilities calculated in accordance with generally accepted accounting principals, provided, however, that in performing such calculation there shall be excluded from the assets of the Maker and its Subsidiaries (i) any amounts owed to Maker or any of its Subsidiaries by a Related Person.

     "Subsidiary" or "Subsidiaries" for purposes of this Note shall mean any entity which is included in Maker's consolidated financial statements filed in connection with its annual report on Form 10-K or its quarterly reports on Form 10-Q with the Securities and Exchange Commission ("SEC") or, in the event Maker is no longer required to file such reports, any entity which would be required under the rules and regulations of the Securities Exchange Act of 1934 to be included in such consolidated financial statements.

     "Related Person" shall mean any Person (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with Maker, or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the capital stock of Maker, or (c) five percent (5%) or more of the capital stock of which is beneficially owned or held by Maker. For the purposes hereof, "Control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership or voting stock, by contract or otherwise.

     This Note is one of the "Buyer Notes" which are referred to in the Asset Purchase Agreement dated October 13, 1993 by and among Maker, Rossville Companies, Inc., Chromatex, Inc., Rossville

Velours, Inc. and A & E Leasing,  Inc.  (the "Asset  Purchase
Agreement").   Notwithstanding  any other provision of this Note, the
principal amount outstanding with respect to the Promissory Note shall be increased or decreased, as the case may be, in accordance with the
provisions of  the Asset Purchase Agreement.   Upon the  final
determination of such increase or decrease, the Maker and Lender will execute an appropriate amendment to note reflecting such increase or decrease. If the principal amount of the Note is increased, interest shall be due and payable (at the rates provided herein) on the amount of such increase from the Closing through the date of such increase and such interest shall be paid on February 1, 1994 or, if such determination is made after February 1, 1994, such interest through the most recent quarterly interest payment date shall be immediately paid with the remainder of such interest to be paid
with the  immediately  following quarterly interest  payment.   If  the
principal amount of the note is decreased, the Lender shall refund any interest payments made with respect to the amount of the decrease between the Closing and the date of the final determination of the
amount  of  the  adjustment.    Notwithstanding  the foregoing,  no
interest payments shall be made or return of interest payments will be required with respect to any adjustment to this Note made pursuant to the indemnification provisions of Article VII of the Asset Purchase Agreement.

     If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee.

     The Maker waives protest, demand, presentment and notice of dishonor, and agrees that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting its liability thereon.

     The privilege is reserved and given to make additional payments on the principal of this Note, without penalty. Any partial prepayment of principal shall, however, not have the effect of suspending or deferring the annual principal payments herein provided for, but the same shall continue to be due and payable on each due date subsequent to any such partial prepayment of the principal, and shall operate to effect full payment of the principal at an earlier date.

     It is the intention of the Lender and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect;
and,  in the  event   that the  holder hereof  ever receives,  collects, or
applies  as
interest, any  such excess,  such amount  which, but  for this provision, would be excessive  interest, shall be applied to  the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal, so that the interest hereon for such  full period shall not exceed  the  maximum amount  permitted
by  applicable  law.   Any provision hereof, or  of any other agreement
between the Lender and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the
maximum rate only.   The provisions of this paragraph shall be given
precedence over any other provision contained herein or in any other agreement between the Lender and the Maker that is in conflict with the provisions of this paragraph.

     This Note shall be governed and construed according to the internal statutes and laws of the State of North Carolina, without reference to any conflicts of law principles.

     This Note is not negotiable and may not be assigned.


ATTEST:                       CULP, INC.


By:________________________   By:  _____________________________
   Secretary                       Vice President